 Exhibit 99.1
root9B Holdings Announces Uplisting to Nasdaq Capital Market;
Stock to Commence Trading on December 21, 2016

Colorado Springs, CO – December 21, 2016 – root9B Holdings, Inc. (NASDAQ:RTNB) (“Company”) today announced that its common stock has been approved for listing on the Nasdaq Capital Market, and will commence trading under the symbol “RTNB” at the opening of trading on December 21, 2016.
“Uplisting to NASDAQ is an important milestone in our history as a public company, and a reflection of our ongoing commitment to create long-term shareholder value,” said Joseph J. Grano, Jr. Chairman and CEO of root9B Holdings.
“We believe that trading on the Nasdaq Capital Market will help elevate our profile, improve liquidity, and attract a broader range of institutional investors,” said Dan Wachtler, President of root9 Holdings. “This is increasingly important as we continue to transition our business towards that of a pure-play cybersecurity firm, focused on the operations of our wholly-owned subsidiary root9B.”
“Many of the leading cybersecurity firms are listed on Nasdaq and we welcome being traded with our peers,” said Eric Hipkins, root9B’s Chief Executive Officer. “For the past 12 months, root9B has been the #1 ranked cybersecurity firm in the world according to Cybersecurity Ventures.  We are excited to continue to bring our unique approach to Manned Information Security and remote HUNT operations to clients around the world.”
About root9B
Ranked as the #1 Cybersecurity company for four consecutive quarters by Cybersecurity Ventures (Jan 2016), root9B stands in defiance of the unwanted human presence within our clients' networks by attacking the root of the problem—the adversary's ability to gain entry and remain undetected. root9B's application of advanced technology developed through cutting-edge R&D and engineering and refined through relevant, hands-on training is revolutionary. root9B combines next generation technology, tactics development, specialty tools, and deep mission experience. root9B personnel leverage their extensive backgrounds in the U.S. Intelligence Community to conduct advanced vulnerability analysis, penetration testing, digital forensics, incident response, Industrial Control System (ICS) security, and Active Adversary Pursuit (HUNT) engagements on networks worldwide. For more information, visit www.root9B.com.

About root9B Holdings, Inc.
root9B Holdings is a leading provider of Cybersecurity and Regulatory Risk Mitigation Services. Through its wholly owned subsidiaries root9B and IPSA International, the Company delivers results that improve productivity, mitigate risk and maximize profits. Its clients range in size from Fortune 100 companies to mid-sized and owner-managed businesses across a broad range of industries including local, state and government agencies. For more information, visit www.root9bholdings.com
Forward Looking Statements
Certain information contained in this press release may include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s ongoing transition into cybersecurity firm, the listing of the Company’s common stock on the Nasdaq Capital Market, and the ability of the Company to attract investors. These statements are based on the Company’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the Company’s business. These risks, uncertainties and contingencies are indicated from time to time in the Company’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company’s financial results in any particular period may not be indicative of future results.  The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

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Media Contact: Andrew Hoffman	Investors: Devin Sullivan
Zito Partners 908-546-7447	The Equity Group Inc. 212-836-9608
andrew@zitopartners.com	dsullivan@equityny.com